                                                                    EXHIBIT 99.5


                             STOCK PURCHASE OPTION

                           AUM TECH OF VIRGINIA, INC.
                                STOCK OPTION PLAN

               In accordance with the provisions and restrictions of the Aum Technology of Virginia, Inc. Stock Option Plan (the "Plan"), the following employee, officer, or director of Aum Tech of Virginia, Inc. ("Aum Tech") is hereby given the nontransferable and non-assignable option to purchase common stock of Aum Tech (the "Stock") as set forth below. This option is to be exercised by completing and filing with Aum Tech certain forms which are available at Aum Tech's office. This option specifically supersedes and replaces in its entirety any stock options previously granted by Aum Tech to the individual named below, and all such previously granted options are hereby terminated and of no force or effect.


NAME OF GRANTEE:


DATE OF ISSUE OF THIS OPTION:


NUMBER OF SHARES OF STOCK
        SUBJECT TO THIS OPTION:


EXERCISE PRICE PER SHARE OF STOCK:


VESTING DATE:





AUM TECH OF VIRGINIA, INC.
a Virginia corporation



BY:
        -------------------
        Lewis Dean Dodrill
        President


DATE: